SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Act of 1934

Date of Report: June 8, 2007

KLONDIKE STAR MINERAL CORPORATION

(Exact Name of Registrant as Specified in its Charter)
Delaware	000-30965	91-1980708
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Box 20116, 1031 - Ten Mile Road, Whitehorse, Yukon Y1A 7A2 Canada

(Address of principal executive offices)

Registrant's telephone number, including area code: (800) 579-7580

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Section 5 - Corporate Governance and Management

Item 5.02 Departure of Directors or Principal Executive Officers; Election of Directors; Appointment of Executive Officers

Effective June 4, 2007, the Company appointed Mr. Donald F. Willems, CGA as Vice-President, Finance and Administration and Chief Financial Officer; and, rescinded the appointment of Mr. Collin Young, CA as Comptroller.

These actions are a consequence of a decision by the Company to bring its accounting, payroll, accounts payable and financial administration in-house and to acquire additional capacity to support corporate governance, growth and development. There were no disagreements between Mr. Young and the Company on any matter relating to the registrant's operations, policies or practices.

A certified General Accountant since 1995, Donald Willems has over twenty years experience in corporate finance and accounting, business planning, financial systems and information technology, and senior management as owner/operator of a contracting company, administration manager with a Canadian crown corporation, corporate accountant for two Alberta subsidiaries of the Canadian ATCO Group, comptroller and chief financial officer of a regulated electrical utility and a Yukon crown corporation, manager of municipal utilities accounting in Alberta, president and chief executive officer of the Yukon Energy Corporation, and President, Donald F. Willems, CGA management consulting in western and northern Canada. Since the fall of 2006, Mr. Willems has been responsible for coordinating Company implementation of the Sarbanes-Oxley Act of 2002.

Mr. Willems has not been involved in any legal proceedings required to be reported hereunder. There are no family relationships among the directors and officers of the Company. There have been no transactions or proposed transactions between the Company and Mr. Willems which would be required to be reported hereunder.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                                                                                    KLONDIKE STAR MINERAL CORPORATION

June 12, 2007                                                                                          /s/ Hans Boge

Date                                                                                                           Hans Boge, President